UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
November 14, 2018

On Deck Capital, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36779	42-1709682
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)
1400 Broadway, 25th Floor
New York, New York 10018
(Address of principal executive offices, including ZIP code)
(888) 269-4246
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On November 14, 2018, Mr. James D. Robinson III notified On Deck Capital, Inc. (the “Company”) of his decision to resign, effective December 31, 2018, from the Company’s Board of Directors (the “Board”).  Mr. Robinson serves as the Board’s Lead Independent Director and Chair of the Compensation Committee of the Board (the “Compensation Committee”). He will remain in those capacities through the effective date of his resignation. The Board appointed existing directors Mr. Daniel S. Henson to serve as the Board's Lead Independent Director and Mr. Ronald F. Verni to serve as Chair of the Compensation Committee, in each case, immediately following the effective date of Mr. Robinson’s resignation.
On November 14, 2018, Mr. David Hartwig also notified the Company of his decision to resign from the Board effective December 31, 2018. Mr. Hartwig serves on the Audit Committee of the Board (the “Audit Committee”) and Corporate Governance and Nominating Committee of the Board (the “Nominating Committee”). He will remain in those capacities through the effective date of his resignation.
Mr. Robinson's and Mr. Hartwig's respective decisions to resign from the Board were not the result of any disagreements with the Company.
(d) On November 14, 2018, the Board increased the size of the full Board from eight to ten members and elected each of Ms. Chandra Dhandapani and Mr. Manuel Sánchez Rodríguez (together, the “New Directors”) as a director of the Company, effective November 14, 2018. Effective November 14, 2018, Ms. Dhandapani will serve on the Risk Management Committee of the Board (the “Risk Management Committee”) and the Nominating Committee, and Mr. Sánchez will serve on the Audit Committee and Compensation Committee. To accommodate the addition of the New Directors to their respective committees, effective November 14, 2018, the size of the Audit Committee and Risk Management Committee was expanded from four to five members, and the size of the Compensation Committee and Nominating Committee was expanded from three to four members. However, effective January 1, 2019, the size of the Audit Committee will be reduced from five members to three members, and the size of each of the Nominating Committee and Compensation Committee will be reduced from four to three members reflecting: (i) the resignation of Mr. Robinson from the Compensation Committee, and Mr. Hartwig from the Audit Committee and Nominating Committee, in connection each of their resignations from the Board effective December 31, 2018; (ii) the appointment of Ms. Jane J. Thompson as Chair of the Nominating Committee and resignation from her role as a member of the Audit Committee; and (iii) the resignation of Mr. Henson from his role as a member of the Nominating Committee.
The New Directors will be entitled to receive compensation for their respective Board and current and future committee service in accordance with the Company's standard compensation arrangements for non-employee directors, which are described under the caption “Outside Director Compensation Policy” in the Company's definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) on April 3, 2018. Such compensation may be adjusted by the Board from time to time.
Each New Director entered into the Company's standard form of indemnification agreement and will be entitled to the indemnification rights granted to the Company's directors, which are described under the caption “Limitation on Liability and Indemnification Matters” in the Company's definitive proxy statement on Schedule 14A filed with the SEC on March 27, 2015. There are no transactions in which either New Director has an interest requiring disclosure under Item 404(a) of Regulation S-K. There is no arrangement or understanding between either New Director and any other persons pursuant to which such New Director was selected as a director.
A copy of the Company's November 15, 2018 press release announcing the election of the New Directors and the decisions of Messrs. Robinson and Hartwig to resign at year end is attached hereto as Exhibit 99.1 and incorporated herein by reference. The information set forth in the press release shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended, or incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1	Press release, dated November 15, 2018.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 15, 2018	On Deck Capital, Inc.

/s/ Cory R. Kampfer
Cory R. Kampfer Chief Legal Officer